Filed Pursuant to Rule 433

Registration No. 333-228364

Joint Leads : Barclays (str), Deutsche Bank Securities and Wells Fargo Securities

Co-Managers : BNP Paribas, MUFG Securities Americas, Santander Investment Securities

– Anticipated Capital Structure –

CLS	AMT($MM)*	WAL	M/F	SPREAD	YIELD	CPN	PRICE

A–1	329.00	0.15	P–1/F1+	IntL+3	0.14133%		100.00000
A–2	746.94	0.65	Aaa/AAA	EDSF+15	0.300%	0.29%	99.99363
A–3	355.69	1.39	Aaa/AAA	EDSF+13	0.338%	0.33%	99.98926
B	341.88	1.96	Aaa/AA	EDSF+30	0.610%	0.60%	99.98200
C	356.13	2.63	Aa1/A	IntS+50	0.957%	0.95%	99.98677
D	370.36	3.48	Baa2/BBB	IntS+70	1.336%	1.33%	99.99221
E	163.82	<Not Offered>

– Transaction Details –

Offered Amount : $2.5bn

Registration : SEC–registered

Bloomberg Ticker : SDART 2021–3

Expected Ratings : Moody’s / Fitch

ERISA Eligible : Yes

Risk Retention Compliance : US – Yes, EU – Yes

Expected Settlement : 07/21/2021

First Payment Date : 08/16/2021

Minimum Denoms : $1k x $1k

Bill and Deliver : Barclays

Expected Pricing : PRICED

– Available Materials –

Attached : Preliminary Prospectus, Free Writing Prospectus

Deal Roadshow : https://dealroadshow.com | Password: SDART213

Intex Dealname : bcgsdart_2021-3_preprice | Password: AUBJ

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.